Exhibit 99.1

Contact:
	Brian P. Gill	Tim Smith
	Vice President,	Director
	Corporate Communications	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9530	(908) 673-9951
CELGENE CORPORATION ANNOUNCES APPOINTMENT OF
JACQUALYN A. FOUSE AS SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
SUMMIT, NJ — (August 26, 2010) — Celgene Corporation (NASDAQ: CELG) today announced the appointment of Jacqualyn A. Fouse as Senior Vice President and Chief Financial Officer, effective September 27, 2010. Ms. Fouse will be responsible for all finance operations at Celgene and will report to Robert J. Hugin, Chief Executive Officer of Celgene Corporation. Fouse succeeds David W. Gryska, who served as Senior Vice President and Chief Financial Officer since December 2006 and will be leaving the Company on November 1, 2010 to pursue other opportunities.
Ms. Fouse joins Celgene from Bunge Limited, a leading global agribusiness and food company, where she served as Chief Financial Officer since July 2007. Previously, Fouse served as Senior Vice President and Chief Financial Officer at Alcon Laboratories, Inc., from 2002 to 2007, the world’s leading eye care company. Prior to Alcon, Ms. Fouse worked as Group Treasurer of Nestle.
“Jackie brings exceptional international financial expertise and a broad-based strategic perspective to Celgene. She will play an important leadership role as we seek to fully maximize our global opportunities going forward,” said Robert J. Hugin, Chief Executive Officer of Celgene Corporation. “We wish Dave all the best in his new pursuits and appreciate his significant contributions to Celgene over the past three-and-a-half years.”

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in the Company’s filings with the Securities and Exchange Commission such as our 10K, 10Q and 8K reports.
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